UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)                  August 14, 2008
Transcat, Inc.

(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Vantage Point Drive, Rochester, New York	14624

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code                 585-352-7777

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 14, 2008, Transcat, Inc. (“Transcat”) through its wholly-owned subsidiary Transcat Acquisition Corp. (“Transcat Acquisition”) acquired Westcon, Inc. (“Westcon”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) with Westcon and its sole shareholder, David Goodhead. Pursuant to Merger Agreement, Westcon merged into Transcat Acquisition. There were no material relationships between Transcat or its affiliates and any of the parties to the Merger Agreement, other than in respect of the Merger Agreement. The closing of the merger did not require Transcat shareholder approval.
     Under the terms of the Merger Agreement, Transcat and Transcat Acquisition paid an aggregate purchase price of approximately $7,200,000, which was paid in a combination of the issuance of 150,000 shares of Transcat common stock valued at $6.90 as of August 13, 2008 and approximately $6,100,00 in cash. $1,424,000 of the cash purchase price is subject to holdback restrictions and is intended to secure the obligations of Westcon and Mr. Goodhead for post-closing adjustments, reimbursement and indemnification under the terms of the Merger Agreement. The balance of the cash purchase price was distributed to satisfy certain long-term debt obligations of Westcon with the remainder being paid to Mr. Goodhead.
     In addition, Transcat and David Goodhead entered into an Earn Out Agreement dated as of the closing of the merger. This agreement provides that Mr. Goodhead will be entitled to certain contingent earn out payments subject to Transcat Acquisition achieving certain post-closing targets for equipment sales gross profit and calibration services revenue.
     On August 14, 2008, Transcat and JPMorgan Chase Bank, N.A. (“JPMorgan”) entered into amendment number one (the “Amendment”) to that certain credit agreement dated as of November 21, 2006 between them (the “Credit Agreement”). Under the Credit Agreement, among other things, JPMorgan made a commitment to loan Transcat up to $10,000,000. Under the terms of the Amendment, the commitment amount was increased to $15,000,000, a portion of which was used to fund the cash purchase price for the Westcon acquisition. Interest on the revolving credit loans will continue to accrue, at Transcat’s election, at either a base rate or LIBOR, in each case, plus a margin. The margin is determined pursuant to a grid based on Transcat’s rolling four quarter ratio of funded debt to EBITDA as defined in the Credit Agreement. The Amendment provides slight increases in the amount of the margins in the Credit Agreement grid. The original maturity date of the commitments under the Credit Agreement was November 21, 2009. The Amendment extends the maturity date of the commitments to August 14, 2011. The borrowings under the Credit Agreement will continue to be secured by a blanket security interest in all of the assets of Transcat and its subsidiaries, which includes the assets of Westcon acquired in the merger.
     This summary of the Merger Agreement, Earn Out Agreement and Amendment are qualified in their entirety by reference to the full text of each such agreement which will be filed as exhibits to Transcat’s next Quarterly Report on Form 10-Q.
     On August 14, 2008, Transcat issued a press release announcing the acquisition of Westcon. The press release is attached as Exhibit 99.1 to this Form 8-K.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth above in Item 1.01 is incorporated by reference herein.
Item 3.02 Unregistered Sales of Equity Securities.
     On August 14, 2008, Transcat issued 150,000 shares of common stock valued at $1,035,000 to David Goodhead, as partial consideration for the acquisition of Westcon. No underwriters were involved. The securities were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended. Transcat relied upon this exemption based upon the provision of financial and other information concerning Transcat to Mr. Goodhead, the investment representations made by Mr. Goodhead, the lack of general solicitation, and actions taken by Transcat to restrict resale of the securities without registration, including the placement of a restrictive legend on the share certificate.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

The financial statements required by this item are not included in this report on Form 8-K. Such financial statements will be filed by amendment to this report on Form 8-K/A as soon as they are available, but in no event later than seventy one (71) days after the date that the initial report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this item is not included in this report on Form 8-K. Such pro forma financial information will be filed by amendment to this report on Form 8-K/A as soon as it is available, but in no event later than seventy one (71) days after the date that the initial report on Form 8-K must be filed.

(d)	Exhibits.
99.1	Transcat, Inc. Press Release dated August 14, 2008
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: August 18, 2008	By:	/s/ John J. Zimmer
John J. Zimmer
Vice President of Finance and Chief Financial Officer